RETIREMENT AGREEMENT AND RELEASE

This Retirement Agreement and Release (“Agreement”) is made and entered into this ___ day of _________, 2015, by and between Regency Centers Corporation and Regency Centers, L.P., which in this Agreement are collectively referred to as the “Company,” and Brian M. Smith, who is referred to as “Smith” in this Agreement.

1. Background.  Smith is currently employed by Company in a key executive management position and is a party with Company to that certain 2015 Amended and Restated Severance and Change of Control Agreement, dated as of July 15, 2015 (“2015 Agreement”).  Smith and Company have agreed that Smith will be retiring as an officer, employee and director of the Company effective at year end 2015, which shall be Smith’s last day at work.

2. Purpose of Agreement.  Smith and Company agree that Smith’s resignation from the Company shall be considered a qualifying retirement for purposes of the 2015 Agreement. The Company’s Board of Directors waives the required one year advance notice requirement under the 2015 Agreement upon execution of this Agreement.  Smith understands that his employment with Company shall end for all purposes, including his right to participate in various benefit plans, programs or arrangements of Company, and that Smith shall have a retirement date effective as of December 31, 2015 (“Effective Date”).  Smith and Company now desire to enter into this Agreement to clarify Smith’s rights on retirement and set forth the obligations Smith is required to provide as a condition under the 2015 Agreement.

3. Retirement and Compensation.  Smith agrees that, through the Effective Date, he shall continue to perform the duties of President and Chief Operating Officer of the Company under the direction of the Chief Executive Officer and Board of Directors, unless and until the Company directs otherwise in its sole and absolute discretion. In particular, through the Effective Date, Smith shall participate in the Company’s scheduled Board of Director’s meetings and Committee meetings in Dallas, Texas, the Company’s earnings call, and in assisting management in developing a transition and organization plan, as requested. Subject to this Agreement becoming effective in accordance with Section 16, and in consideration for Smith signing this Agreement and complying with its terms, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company agrees to provide Smith as follows:

a. Smith’s regular salary and elected benefits for himself and his Covered Dependents through December 31, 2015;

b. Payment of his 2015 annual cash bonus per applicable performance goals and in consideration of Smith having been employed through December 31, 2015, such amount to be paid at the time as Company makes payment to similarly situated executives;

c. Smith’s outstanding performance share awards shall fully vest as and when they are earned as if Smith were still a Company employee and without regard to his retirement as of the Effective Date.

d. Payment of the gross amount of $33,405 as payment for the cost of eighteen months of current medical benefits for Smith and his Covered Dependents.  Company shall not make and is not required to pay any additional amount for continuation of medical benefits.

e. Payment for all accrued and unused Paid Time Off (“PTO”) as of December 31, 2015, as recorded in Company’s Dayforce payroll records, paid in the normal course.

The payments described in this paragraph will be reduced for any required deductions, including applicable federal, state and local income and employment tax withholdings.   The payments described in this paragraph shall fully and completely discharge Company’s obligations under the 2015 Agreement.

4. Release.  Smith understands and agrees that by accepting this Agreement, except as stated in Section 7, Smith is forever waiving and giving up any and all claims Smith may have, whether known or unknown, against Company, its parent, subsidiaries, and related companies, their employees and agents for any personal monetary relief for Smith, benefits or remedies that are based on any act or failure to act that occurred before Smith signed this Agreement. Smith understands that this release and waiver of claims includes claims relating to his employment and the termination of his employment; any Company policy, practice, contract or agreement; any tort or personal injury; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination including, but not limited to, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, sections 1981 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act  (“ERISA”), the Immigration and Reform Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, the Equal Pay Act, the Florida Civil Rights Act, any state law prohibiting discrimination or harassment in employment, and any other state or local laws; any laws governing whistle-blowing or retaliation, including but not limited to the Florida Private Sector Whistleblower’s Act, Florida law relating to wages (F.S. § 448.08), the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act; any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorney fees, costs or expenses.  This release does not include any claim which, as a matter of law, cannot be released by private agreement, such as claims for unemployment compensation and workers compensation.  Nor does this release prohibit or bar Smith from providing truthful testimony in any legal proceeding or from filing a charge with, cooperating with, or making truthful disclosures to, any governmental agency.  Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement (other than claims for unemployment compensation and workers compensation) and with respect to any charge filed with a governmental agency, Smith agrees to release and waive his right to any monetary damages or other recovery as to such claims to the fullest extent permitted by law, including any claims brought on Smith’s behalf or pursuant to which he would benefit, either individually, or as part of a collective action, by any Federal or State governmental agency or other third party.

5. No Disparagement.  The parties agree not to make critical, negative or disparaging remarks about each other, its or his services, or in the Company’s case, the Company’s employees or agents, to others.

6. All Company Property Returned.  As a material term of this Agreement, Smith further covenants that Smith will return to Company all Company property including all computers and laptops (and all data or information derived from them), passwords, codes, memoranda, notes, plans, records, binders, notebooks, reports and other documents (and copies thereof), whether in written or electronic form, relating to the business of Company, which Smith possessed, had custody of, or controlled, by no later than the Effective Date, except that Smith will retain possession of his Company issued laptop. For Smith’s laptop, he may also retain Microsoft office and outlook software and his contact information, subject to the security scan and review by the Company IT department to ensure compliance with the Company’s security protocols.

7. Claims Not Waived.  Smith understands that this Agreement does not waive any claims that Smith may have:  (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by Company that is subject to the Employee Retirement Income Security Act of 1974, as amended; (c) under any law or any policy or plan currently maintained by Company that provides health insurance continuation or conversion rights; (d) payments, if any, due to Smith pursuant to Section 13 of the 2015 Agreement; and (e) any claim that by law cannot be released or waived.  As of the date of signing this Agreement, Smith is not aware of any illness, injury or condition for which he may be eligible to seek or recover any workers’ compensation benefits.

8. Government Cooperation.  Nothing in this Agreement prohibits either party from cooperating with any government agency.

9. Prior Agreements.  Smith agrees and understands that this Agreement does not supersede any obligation to which Smith was subject under a prior agreement while employed with Company that addresses confidentiality, nonsolicitation, patents or copyright including those contained in Section 16 of the 2015 Agreement; nor does this Agreement reduce Smith’s obligations to comply with applicable laws relating to trade secrets, confidential information, unfair competition, or the covenants in Section 16 of the 2015 Agreement. For greater clarity, Smith agrees as follows:

a. Smith will not use or disclose any confidential information of any Regency Entity (as defined in the 2015 Agreement) without the Company’s prior written consent, except in furtherance of the business of the Regency Entities or except as may be required by law.  Additionally, and without limiting the foregoing, Smith agrees not to participate in or facilitate the dissemination to the media or any other third party (i) of any confidential information concerning any Regency Entity or any employee of any Regency Entity, or (ii) of any damaging or defamatory information concerning any Regency Entity or Smith’s experiences as an employee of any Regency Entity, without the Company’s prior written consent except as may be required by law.  Notwithstanding the foregoing, this Section 9 a. does not apply to information which is already in the public domain through no fault of Smith.

b. During Smith’s employment and during the one (1) year period after the Effective Date, Smith agrees that:

i.  Smith shall not directly or knowingly and intentionally through another party recruit, induce, solicit or assist any other Person in recruiting, inducing or soliciting (A) any other employee of any Regency Entity to leave such employment or (B) any other Person with which any Regency Entity was actively conducting negotiations for employment on the Effective Date; and

ii. Smith shall not personally solicit, induce or assist any other Person in soliciting or inducing (A) any tenant in a shopping center of any Regency Entity that was a tenant on or before the Effective Date to terminate a lease, or (B) any tenant, property owner, co-investment partner or build-to-suit customer with whom any Regency Entity had a lease, acquisition contract, business combination contract, co-investment partnership agreement or development contract on the Effective Date to terminate such lease or other contract, or (C) any prospective tenant, property owner, co-investor partner or build-to-suit customer with which any Regency Entity was actively conducting negotiations on or before the Effective Date with respect to a lease, acquisition, business combination, co-investment partnership or development project to cease such negotiations.

c. The parties agree that any breach of this Section 9 will result in irreparable harm to the non-breaching party which cannot be fully compensated by monetary damages and accordingly, in the event of any breach or threatened breach of this Section 9, the non-breaching party shall be entitled to injunctive relief.  Should any provision of this Section 9 be determined by a court of law or equity to be unreasonable or unenforceable, the parties agree that to the extent it is valid and enforceable, they shall be bound by the same, the intention of the parties being that the parties be given the broadest protection allowed by law or equity with respect to such provision.

10. Survival.  The terms of this Agreement shall survive the termination of this Agreement to the extent necessary to enforce the rights and obligations described therein.

11. Nonadmission.  Smith and Company both acknowledge and agree that nothing in this Agreement is meant to suggest that Company has violated any law or contract or that Smith has any claim against Company.

12. Consulting an Attorney.  Smith acknowledges that Company has herein advised Smith that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement.

13. Voluntary Agreement.  Smith acknowledges and states that he has entered into this Agreement knowingly and voluntarily.

14. Complete Agreement.  Smith understands and agrees that this document and the 2015 Agreement, together, contain the entire agreement between Smith and Company relating to his employment and his resignation from employment, and that the combined agreements supersede and displace any prior agreements and discussions relating to such matters and that Smith may not rely on any such prior agreements or discussions.

15. 21-Day Consideration Period.  Smith acknowledges that he has been given a period of at least twenty-one (21) days to consider whether to accept the terms of this Agreement.  If this Agreement is not signed, dated and returned to Martin E. Stein, Jr., or Barbara Johnston within twenty-two (22) days from October 29, 2015, the offer of payment and benefits described in Section 3 may be retracted.  Smith may and is encouraged to seek counsel of his choice to review this Agreement and advise him on it.

16. Effective Date.  This Agreement will be of no force and effect unless Smith signs it within the period specified in Section 15 and delivers an executed copy of the Agreement to Martin E. Stein, Jr., CEO or Barbara Johnston, General Counsel. Smith may revoke this Agreement up to seven days after he signs it by delivering a written notice of revocation to Martin E. Stein, Jr., CEO or Barbara Johnston, General Counsel.  This Agreement will not become effective if revoked.  Notwithstanding that the Effective Date of this Agreement is December 31, 2015, and provided he has not revoked it, Smith will be bound by this Agreement as of the eighth (8th) day after he signs the Agreement.  Smith agrees to notify Company of any event occurring between the eighth (8th) day after he signs the Agreement and through December 31, 2015 which he believes, contends or asserts provides him a claim against the Company for any reason. Otherwise, Smith intends to and does waive all claims through December 31, 2015 as specified in Section 4.

17. Final and Binding Effect.  Smith understands that, if this Agreement becomes effective, it will have a final and binding effect and that, by signing this Agreement, Smith may be giving up legal rights.

18. Representations.  By signing this Agreement, Smith represents that he has read this entire document and understands all of its terms.

19. Definitions.  Initially capitalized terms used in this Agreement and not defined herein shall have the meaning given to such terms in the 2015 Agreement.

20. Governing Law. This Agreement shall be governed and conformed in accordance with the laws of the State of Florida. Should any provision of this Agreement be deemed illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision immediately shall become null and void, leaving the remainder of this Agreement in full force and effect.

21. Miscellaneous. This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature. The headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

ACCEPTED: //s// Brian M. Smith Dated:____________________________	ACCEPTED: Regency Centers Corporation, for itself and all Regency Entities //s//

Date Agreement was originally given to Mr. Smith:  October 29, 2015